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                                                                                                                         EXHIBIT 12

                        GATX CORPORATION AND SUBSIDIARIES

           COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                         (In Millions Except For Ratios)

                                                       1997       1996      1995      1994      1993
                                                     --------   --------  --------  --------  --------


Earnings available for fixed charges:
   Net (loss) income                                 $  (50.9)  $  102.7  $  100.8  $   91.5  $   72.7
Add:
   Income taxes (benefit) expense                        (5.5)      54.4      47.6      48.8      51.4
   Equity in net earnings of affiliated companies,
       net of distributions received                     40.7        8.0       6.5       3.7       8.0
   Interest on indebtedness and amortization
       of debt discount and expense                     222.4      202.8     170.1     148.2     151.8
   Amortization of capitalized interest                   1.4        3.7       1.1       1.1       1.1
   Portion of rents representative of
       interest factor (deemed to be one-third)          62.2       56.7      43.9      37.9      31.4
                                                     --------   --------  --------  --------  --------

Total earnings available for fixed charges           $  270.3   $  428.3  $  370.0  $  331.2  $  316.4
                                                     ========   ========  ========  ========  ========

Preferred dividend requirements                      $    6.7   $   13.2  $   13.2  $   13.3  $   13.3
Ratio to convert preferred
   dividends to pretax basis (A)                          107%       173%      169%      171%      197%
                                                     --------   --------  --------  --------  --------

Preferred dividend factor on pretax basis                 7.2       22.8      22.3      22.7      26.2

Fixed charges:
   Interest on indebtedness and amortization
       of debt discount and expense                     222.4      202.8     170.1     148.2     151.8
   Capitalized interest                                   2.5        6.8       6.2       3.0       2.7
   Portion of rents representative of interest
       factor (deemed to be one-third)                   62.2       56.7      43.9      37.9      31.4
                                                     --------   --------  --------  --------  --------

Combined fixed charges and
   preferred stock dividends                         $  294.3   $  289.1  $  242.5  $  211.8  $  212.1
                                                     ========   ========  ========  ========  ========

Ratio of earnings to combined fixed charges
   and preferred stock dividends (B)                    .92x (C)   1.48x     1.53x     1.56x     1.49x


(A) To adjust preferred dividends to a pretax basis, (loss) income before income taxes and equity in net earnings of affiliated companies is divided by (loss) income before equity in net earnings of affiliated companies.
(B) The ratios of earnings to combined fixed charges and preferred stock dividends represent the number of times "fixed charges and preferred stock dividends" were covered by "earnings." "Fixed charges and preferred stock dividends" consist of interest on outstanding debt and capitalized interest, one-third (the proportion deemed representative of the interest factor) of rentals, amortization of debt discount and expense, and dividends on preferred stock adjusted to a pretax basis. "Earnings" consist of consolidated net (loss) income before income taxes and fixed charges, less equity in net earnings of affiliated companies, net of distributions received.
(C) In 1997, net loss included restructuring charges of $162.8 million. Excluding the charges, the "ratio of earnings to combined fixed charges and preferred stock dividends" was 1.66x. See Note P - Restructuring Charges on page 60 of the Company's 1997 Annual Report to Shareholders.
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